Exhibit 99.1

XOMA Reports Third Quarter 2018 Financial Results

EMERYVILLE, Calif., November 7, 2018 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), a biotechnology royalty aggregator, today announced its third quarter 2018 financial results.

“The third quarter of 2018 was exciting for XOMA, as we completed our first royalty and milestone acquisition under our royalty aggregator business model. The transaction increased our portfolio of fully funded assets to 45 and met each characteristic we established for the assets we intend to acquire: (a) therapeutic at pre-commercial stage, (b) long duration of potential royalty term, (c) being advanced by a strong partner. We continue to assess royalty monetization opportunities that could add fully funded assets to our portfolio,” said Jim Neal, Chief Executive Officer at XOMA. “We have a large and diverse set of potential milestone and royalty bearing assets in our portfolio, and this means our success is not dependent upon any single asset. We believe our risk is mitigated further with each asset we add to our portfolio.”

Financial Results

XOMA recorded total revenues of $0.9 million for the third quarter of 2018 compared with $36.2 million in the third quarter of 2017. The decrease was due to license and collaborative fee revenue recognized in connection with the license agreements XOMA executed with Novartis in August 2017.

Research and development (R&D) expenses were $0.6 million for the third quarter of 2018, compared to $0.3 million for the third quarter of 2017. The increase in R&D expenses during the third quarter of 2018 was due to a one-time adjustment for external manufacturing costs in the third quarter of 2017 of $0.7 million to reverse the cost of a batch of drug material that did not meet quality standards. This difference was partially offset by decreases in outside consulting fees and the allocation of facilities charges in response to the change in our business model.

General and administrative (G&A) expenses were $4.7 million for the third quarter of 2018, compared to $7.3 million for the third quarter of 2017. The decrease of $2.6 million for the three months ended September 30, 2018, as compared to the same period of 2017, was due primarily to decreases of $1.1 million in consulting services, $1.2 million in stock-based compensation, and $0.1 million in legal and accounting fees.

In the third quarter of 2018, XOMA recorded a lease-related restructuring charge of $0.9 million as the Company completely vacated the facilities in Berkeley, California previously used for lab space and headquarters.

Total other income, net was $0.9 million for the third quarter of 2018, compared to other expense of $0.3 million for the third quarter of 2017. During the third quarter of 2018, XOMA recorded $0.5 million in income from Ology Bioservices related to the disposition of its biodefense business in March 2016 and $0.5 million in sublease income. Separately, the Company received long-term marketable securities that consisted of an investment in Rezolute Inc.’s common stock under the terms of a licensing agreement. As of September 30, 2018, the fair value of the long-term marketable securities had decreased resulting in the recognition of a $0.2 million loss.

Net loss for the third quarter of 2018 was $4.6 million, compared to net income of $26.3 million for the third quarter of 2017.

On September 30, 2018, XOMA had cash and cash equivalents of $28.4 million. The Company ended December 31, 2017, with cash and cash equivalents of $43.5 million. During the third quarter of 2018, XOMA acquired a royalty interest position on seven assets being developed by Merck and Incyte. The $15 million Royalty Purchase Agreement with Agenus, Inc., was funded with $7.5 million from XOMA’s cash and cash equivalents and $7.5 million through a drawdown of XOMA’s line of credit from Silicon Valley Bank. The Company’s current cash and cash equivalents are expected to be sufficient to fund its operations into 2021.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotech and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to partner-funded programs. XOMA’s license portfolio has the potential to generate significant milestone payments and royalty revenue in the future. For more information, visit www.xoma.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees’ may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; we may not be successful in entering into out-license agreements for our product candidates; if our therapeutic product candidates do not receive regulatory approval, our third-party licensees will not be able to manufacture and market them. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Investor contact:

Juliane Snowden

Oratorium Group, LLC

+1 646-438-9754

jsnowden@oratoriumgroup.com

Media contact:

Kathy Vincent

KV Consulting & Management

+1 310-403-8951

kathy@kathyvincent.com

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$28,433	$43,471
Trade and other receivables, net	1,315	397
Prepaid expenses and other current assets	423	327

Total current assets	30,171	44,195
Property and equipment, net	66	83
Long-term royalty receivables	15,000	—
Long-term equity securities	347	—
Other assets	578	657

Total assets	$46,162	$44,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,542	$1,679
Accrued and other liabilities	2,159	2,693
Income taxes payable	—	1,637
Unearned revenue recognized under units-of-revenue method	1,120	615
Contract liabilities	798	798

Total current liabilities	5,619	7,422
Unearned revenue recognized under units-of-revenue method – long-term	16,522	17,123
Long-term debt	22,034	14,572
Other liabilities – long-term	834	32

Total liabilities	45,009	39,149

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 5,003 shares issued and outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 8,387,163 and 8,249,158 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	63	62
Additional paid-in capital	1,190,480	1,184,783
Accumulated deficit	(1,189,390)	(1,179,059)

Total stockholders’ equity	1,153	5,786

Total liabilities and stockholders’ equity	$46,162	$44,935

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Revenue from contracts with customers	$775	$36,073	$3,518	$47,005
Revenue recognized under units-of-revenue method	121	110	96	328

Total revenues	896	36,183	3,614	47,333

Operating expenses:
Research and development	637	307	1,445	7,215
General and administrative	4,657	7,255	14,236	17,625
Restructuring charges (credit)	909	(29)	1,368	3,451

Total operating expenses	6,203	7,533	17,049	28,291

(Loss) income from operations	(5,307)	28,650	(13,435)	19,042
Other income (expense):
Interest expense	(209)	(202)	(557)	(1,108)
Loss on extinguishment of debt	—	(135)	—	(650)
Other income (expense), net	938	(263)	3,661	337

(Loss) income before income tax	(4,578)	28,050	(10,331)	17,621
Provision for income taxes	—	(1,706)	—	(1,706)

Net (loss) income and comprehensive (loss) income	$(4,578)	$26,344	$(10,331)	$15,915

Net (loss) income and comprehensive (loss) income available to common stockholders, basic	$(4,578)	$16,038	$(10,331)	$6,609

Net (loss) income and comprehensive (loss) income available to common stockholders, diluted	$(4,578)	$16,418	$(10,331)	$6,669

Basic net (loss) income per share available to common stockholders	$(0.55)	$2.06	$(1.24)	$0.89

Diluted net (loss) income per share available to common stockholders	$(0.55)	$1.98	$(1.24)	$0.88

Weighted average shares used in computing basic net (loss) income per share available to common stockholders	8,386	7,786	8,354	7,424

Weighted average shares used in computing diluted net (loss) income per share available to common stockholders	8,386	8,275	8,354	7,617

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